Exhibit 10.16
Tennessee Valley Authority
Coal Supply & Origination
1101 Market Street, MR 2A
Chattanooga, Tennessee 37402-2801
CONTRACT SUPPLEMENT

TO: Armstrong Coal Company, Inc.	Supplement No.	9
7733 Forsyth Boulevard — Suite 1625	Date	August 9, 2011
St. Louis, Missouri 63105	Group-Contract No.	612-40668
	Plant	Widows Creek
Attention: Mr. Martin Wilson
This confirms my July 28, 2011, agreement with Kenny Allen, representing Armstrong Coal Company, Inc. (“Armstrong”).
1.	Effective August 1, 2011, Armstrong’s Parkway Underground Mine (“Parkway Mine”) shall become one of the Approved Source Mines under Section 5.1 of Group-Contract No. 612-40668 (the “Contract”) for the remaining Contract delivery term.

2.	During the period August 1, 2011, through December 31, 2011, Armstrong shall have the option to deliver up to 75,000 tons of coal from its Parkway Mine. Armstrong shall provide TVA written notice of the amount of coal it elects to deliver from the Parkway Mine during the Contract Year 2011.

3.	All 5.0# SO2 coal delivered from the Parkway Mine shall conform to the quality specifications set forth in Section 9.0 of the Contract.

4.	The Base Price for coal delivered from the Parkway Mine shall be the 2011 Base Price of $40.57 per Supplement No. 7 of the Contract. The price of the coal delivered from the Parkway Mine shall be subject to adjustment pursuant to Section 10 of the Contract.

5.	The price of the coal will not be increased by $0.20 per ton to cover the cost for the sampling and weighing requirement to provide these services.

6.	TVA shall make price adjustments to cover Armstrong’s cost for the truck transportation of the coal from Armstrong’s Parkway Mine to Armstrong’s Midway Train load out. The truck transportation rate will be $3.00 per ton for delivery Monday through Saturday.

7.	Invoices for truck transportation costs shall be submitted by Armstrong to TVA’s Contract Administrator by the tenth day of each month for the previous month with backup documentation, satisfactory to TVA, to support the claim. Payment of these invoices shall be handled as additional payments and will not be included in the price of coal.

8.	Coal delivered from the Parkway Mine under this Contract, will apply against the 2011 Annual Contract Tonnage delivery requirement of 1.0 million tons.
All other conditions of the Contract remain unchanged and in full force and effect.
Please complete the acceptance below and return the duplicate original of this contract supplement to this office. You should keep the original for your file.
In the event Contractor fails to execute this Supplement in the acceptance space provided below or fails to return such executed Supplement to TVA, shipment of coal to TVA following the date of Contractor’s receipt of this Supplement shall constitute an acceptance by Contractor of all the terms and conditions of this Supplement, unless within five (5) business days of the date of receipt of this Supplement, Contractor notifies TVA, both orally and in writing that this Supplement is not accepted.
TVA RESTRICTED INFORMATION

Accepted	Armstrong Coal Co.	Tennessee Valley Authority

(Company)

By	/s/ Martin D. Wilson	By	/s/ Connie S. Gazaway

Connie S. Gazaway Asset Management Specialist (Senior)

Title President		/s/

Manager, Coal Acquisition

Date 8/15/11
TVA RESTRICTED INFORMATION